Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 11, 2021, with respect to the consolidated financial statements of Dakota Access, LLC, included in the Annual Report of Phillips 66 Partners LP on Form 10-K for the year ended December 31, 2020, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement of Phillips 66 on Form S-4/A, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Dallas, Texas

January 21, 2022